EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT

Industrial Data Systems, Inc.             Incorporated in the State of Texas

IDS Engineering, Inc.                     Incorporated in the State of Texas

Thermaire, Inc. dba Thermal Corp.         Incorporated in the State of Texas